                                                    --------------------------
                                                           OMB APPROVAL
                                                    --------------------------
------                                              OMB Number:      3235-0362
FORM 5                                              Expires: December 31, 2001
------                                              Estimated average burden
                                                    hours per response.... 1.0
                                                    --------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] CHECK BOX IF NO
    LONGER SUBJECT TO
    SECTION 16. FORM
    4 OR FORM 5
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b).                        Exchange Act of 1934,
[ ] FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
[X] FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person*     2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to
Meredith          Gene                A.       Synagro Technologies, Inc. (SYGR)              Issuer (Check all applicable)
-------------------------------------------    ---------------------------------------------     X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year             Officer (give    Other (specify
316 California Street                             Person (Voluntary)         12/2000            ----        title ---       below)
-------------------------------------------                               -------------------               below)
                 (Street)                         --------------------    5. If Amendment,
                                                                             Date of Original       -------------------------------
Santa Cruz       California          95060                                   (Month/Year)
-------------------------------------------                                                  7. Individual or Joint/Group Reporting
  (City)           (State)           (Zip)                                ------------------         (Check Applicable Line)

                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by More than
                                                                                                ----  One Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
                                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security         2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                   action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                 Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                (Month/      (Instr.                                   end of Issuer's     Direct         Benefi-
                                 Day/        8)                                        Fiscal Year         (D) or         cial
                                 Year)                 ----------------------------    (Instr. 3 and 4)    Indirect       Owner-
                                                       Amount    (A) or      Price                         (I)            ship
                                                                 (D)                                       (Instr. 4)     (Instr. 4)

------------------------------------------------------------------------------------------------------------------------------------
Common                         07/12/99       P4        16,666    A          2.75                              D
------------------------------------------------------------------------------------------------------------------------------------
Common                         11/16/00       P         18,000    A          2.50                              D
------------------------------------------------------------------------------------------------------------------------------------
Common                         12/19/00                                                                        D
                               12/26/00       S         16,666    D          1.50
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 2270 (7-96)

FORM 5 (CONTINUED)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)  quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                   Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                  (Instr. 3, 4,    Year)                                 ity
                             Security                            and 5)                                                 (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                               --------------- Exer-   tion               Number of
                                                                (A)     (D)    cisable Date       Title   Shares
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock          2.75         09/09/98      A4     50,000            1     9/9/08    Common    50,000
Option (right to buy)                                                                            Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock          4.25         10/04/98      A4     235               1    10/4/08    Common    235
Option (right to buy)                                                                            Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock          4.63         01/25/99      A4     432               1    1/25/09    Common    432
Option (right to buy)                                                                            Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock          6.31         06/29/99      A4     25,000            1    6/29/09    Common    25,000
Option (right to buy)                                                                            Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock          2.75         07/12/99      C4              16,666   2    9/9/08     Common    16,666
Option (right to buy)                                                                            Stock
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock          4.88         01/17/00      A      410               1    1/17/10    Common    410
Option (right to buy)                                                                            Stock
------------------------------------------------------------------------------------------------------------------------------------
9. Number of           10. Ownership               11. Nature of
   Derivative              of Derivative               Indirect
   Securities              Security:                   Beneficial
   Beneficially            Direct (D)                  Ownership
   Owned at End            or Indirect (I)             (Instr. 4)
   of Year                 (Instr. 4)
   (Instr. 4)

------------------------------------------------------------------------------------------------------
    50,000                    D
------------------------------------------------------------------------------------------------------
    235                       D
------------------------------------------------------------------------------------------------------
    432                       D
------------------------------------------------------------------------------------------------------
    25,000                    D
------------------------------------------------------------------------------------------------------
    16,666                    D
------------------------------------------------------------------------------------------------------
    410                       D
------------------------------------------------------------------------------------------------------
Explanation of Responses:

*1 Options vest 1/3 immediately, 1/3 on first anniversary of transaction date, and 1/3 on second anniversary of transaction date.

*2 Conversion of 1/3 of Option Grant dated 09/09/98 to Common Stock.



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.      /s/ GENE A. MEREDITH           5/4/01
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.                                          Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (7-06)


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.